NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

NEW DRAGON ASIA COMPLETES $6.0 MILLION PRIVATE PLACEMENT

--Financing Supports Strategic Acquisition Program in China--

SHENZHEN, CHINA - July 12, 2005 - New Dragon Asia Corp. (Amex: NWD) today announced it has completed a private placement of preferred stock and warrants with two institutional investors, raising $6.0 million in gross proceeds.

Under the terms of the financing, New Dragon Asia issued shares of Series A 7% Convertible Preferred Stock initially convertible into an aggregate of 6,315,789 shares of New Dragon Asia’s Class A Common Stock at a conversion price of $0.95. Six-year warrants to purchase an aggregate of 3,157,895 shares of Class A Common Stock at an exercise price of $1.04 were issued to the investors.

Midsummer Investment, Ltd. is the lead institutional investor in the transaction and TerraNova Capital Partners, Inc., through its subsidiary TN Capital Equities, Ltd., member NASD, acted as the exclusive placement agent in connection with the transaction.

“The completion of this financing will enable the company to continue its acquisition program, focusing on the numerous opportunities within the food industry in China. In addition, the financing will be utilized for general corporate purposes and to support our commitment to entering strategic alliances with multi-national food processing organizations,” said Peter Mak, Chief Financial Officer of New Dragon Asia.

New Dragon Asia has agreed to file a registration statement within the next 90 days to register the shares issuable upon conversion of the Preferred Stock and exercise of the warrants for resale. The shares of preferred stock and warrants were sold pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended. Neither the preferred stock, the warrants, nor the underlying Class A Common Stock have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from those registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, preferred stock or warrants.

New Dragon Asia Corp.
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About The Company

New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers throughout China. New Dragon Asia markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance, condition and success of its acquisition program. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in New Dragon Asia Corp.'s reports filed with the Securities and Exchange Commission from time to time.

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